As Filed With the Securities and Exchange Commission on December 7 , 2004

SEC File 333-113333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TORA TECHNOLOGIES INC.
(Name of Small Business Issuer in its Charter)

Nevada	7375	43-2041643
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

#503-989 Richards Street
Vancouver, B.C.
Canada V6B-6R6
Telephone: (604) 306-2525
Facsimile: (604) 677-6260
(Address and telephone numbers of principal executive offices and principal place of business)

Approximate Date of Proposed Sale to the Public:
As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box	[X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box	[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box	[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock: $0.001 par value, to be registered by selling shareholders	3,930,000	$0.20	$786,000	$99.59

[1]Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

Agent for Service of Process:

Val-U-Corp Services Inc.
1802 N Carson Street, Suite 212
Carson City, Nevada, USA 89701
Telephone: (775) 887-8853

Subject to Completion
Dated December 7 , 2004

Prospectus

Tora Technologies Inc.

3,930,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of our shares of common stock through this prospectus. We will not receive any proceeds from this offering.

Our shares are not quoted on any national securities exchange. The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted in the OTC Bulletin Board, and thereafter at prevailing market prices of privately negotiated prices.

This investment involves a high degree of risk see "Risk Factors" on page 6.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

Table of Contents

Prospectus Summary 4

Risk Factors 6

We are a new business with a limited operating history and nominal revenues as of September 30, 2004 and are not likely to succeed unless we can overcome the many obstacles we face. If we fail to overcome these obstacles you may loose your entire investment. 6

We have a history of losses and an accumulated deficit and we expect future losses that may cause our stock value to decline and result in you losing a portion or all of your investment. 6

We could become non-operational if we are unable to retain our Directors and Officers. 6

We may not be able to generate revenue as we are currently dependent on a single embroidery supplier. 6

We may experience reduced profitability if we are unable to satisfy the terms our service agreement with LA Embroidery Inc. 7

We may not be able to achieve profitability or continue to grow our revenue and this may cause our stock value to decline. 7

Because of the decline in the value of the US dollar, we may experience losses due to foreign exchange translations. 7

We may not be able to compete effectively against our competitors and this may cause our stock value to decline. 7

Sale of your shares may be difficult or impossible as there is presently no demand or public market for our common stock. 7

We will require additional capital and financing to continue our business and failure to obtain capital would cause our business to fail. 7

Use of Proceeds 9

Determination of Offering Price 9

Dilution 9

Selling Shareholders 10

Plan of Distribution 14

Legal Proceedings 16

Directors, Executive Officers, Promoters and Control Persons 17

Security Ownership of Certain Beneficial Owners and Management 18

Description of Securities 19

Interest of Named Experts and Counsel 21

Disclosure of Commission Position of Indemnification for Securities Act Liabilities 22

Organization Within Last Five Years 23

Description of Business 24

Management's Discussion and Analysis 27

Description of Property 30

Certain Relationships and Related Transactions 31

Market for Common Equity and Related Stockholder Matters 32

Executive Compensation 33

Financial Statements 34

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure 52

Prospectus Summary

Tora Technologies Inc. is a corporation formed under the laws of the State of Nevada on July 14, 2003 whose principal executive offices are located in Vancouver, Canada. Our principal business is the marketing of custom embroidery products and services via the Internet.

About Our Custom Embroidery Products and Services

We are a new company with a business plan to offer custom embroidery products and services via the Internet. Our web site is located at http://www.teamsportsembroidery.com. Our website allows customers to place orders online for active wear products such as golf shirts, hats and other apparel that can be custom embroidered with the customer's own designs which they upload to us with their order. We outsource all our manufacturing and shipping services to our supplier for fulfillment. We are currently dependent on a single supplier. We have a small customer base which we intend to grow.

About Our Stock Structure

As of December 7 , 2004 we have 5,977,500 shares of our common stock outstanding of which 3,930,000 are being registered for resale by selling shareholders and 2,047,500 belong to our Directors and Officers.

About Our Financial Performance To Date

As of September 30 , 2004 we have generated $7,552 in sales and we anticipate incurring operating losses and negative operating cash flow for at least the next twelve months.

About Our Business Model

Our business model is untested and we operate in a highly competitive market with low barriers to entry.

Name, Address, and Telephone Number of Registrant

Tora Technologies Inc.
503-989 Richards Street
Vancouver, BC
CANADA, V6B 6R6

(604) 306-2525

The Offering

The following is a brief summary of this offering.

Securities Offered	Being up to 3,930,000 shares of common stock.
Offering Price

The selling shareholders will sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be $20,000. Refer to “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 3,930,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Securities Issued And to be Issued	5,977,500 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders. The funds that we raised through the sale of our common stock were used to cover professional fees, development costs to build our Internet web site and costs of our service agreement with LA Embroidery Inc.

Summary Financial Information

The tables below represent our summary financial information.We have working capital of $571 as at September 30 , 2004.

	September 30, 2004 (Unaudited) $	December 31, 2003 (Audited) $
Cash	2,395	6,525
Total Assets	34,063	45,175
Total Liabilities	3,324	4,000
Total Liabilities and Stockholders' Equity	34,063	45,175

Statement of Operations	Nine Months Ended September 30, 2004 (Unaudited)	Inception on July 14, 2003 to December 31, 2003 (Audited)	Accumulated from July 14, 2003 to September 30, 2004 (Unaudited)
Sales	7,552	0	7,552
Net Loss for the Period	(31,186)	(13,950)	(45,136)
Net Loss Per Share	(0.00)	(0.01)

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following known material risks. You could lose all or part of your investment due to any of these risks.

We are a new business with a limited operating history and nominal revenues as of September 30 , 2004 and are not likely to succeed unless we can overcome the many obstacles we face. If we fail to overcome these obstacles you may loose your entire investment.

We are a development-stage company with limited prior business operations and nominal revenues. We commenced our operations on July 14, 2003. We are presently engaged in the marketing of custom embroidery products and services via the Internet. Unless we are able to secure adequate funding, we may not be able to successfully continue development and market our products and services and our business will most likely fail. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, we have done the following:

  Completed organizational activities;

  Developed a business plan;

  Obtained interim funding;

  Engaged consultants for professional services and software development;

  Executed a service agreement with an embroidery supplier; and

  Developed an Internet website.

In order to establish ourselves as an custom embroidery products and services company, we are dependent upon continued funding and the successful development and marketing of our products and services. Failure to obtain funding for continued development and marketing would result in us having difficulty growing our revenue or achieving profitability. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a development stage company and our business may fail and you may loose your entire investment.

We have a history of losses and an accumulated deficit and we expect future losses that may cause our stock value to decline and result in you losing a portion or all of your investment.

Since our inception on July 14, 2003 to September 30 , 2004, we incurred net losses of $45,136 . We expect to lose more money as we spend additional capital to continue development and market our products and services, and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness may limit our ability to continue development and ultimately market our products and services. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We could become non-operational if we are unable to retain our Directors and Officers.

We have no formal employment agreements with our Directors and Officers and their departure would result in us being non-operational. We believe that our future success will depend on the abilities and continued service of our Directors and Officers involved in the continued development and marketing of our products and services. We are materially dependent on our financial consultant. If we are unable to retain the services of this consultant, or if we are unable to attract a qualified employee or financial consultant, we may be unable to prepare financial statements, which could cause our business to fail.

We may not be able to generate revenue as we are currently dependent on a single embroidery supplier.

We have a service agreement with an embroidery company called LA Embroidery Inc. We do not have an agreement with any other embroidery companies and loss of LA Embroidery as our embroidery supplier would leave us without the ability to provide our products and services. Loss of LA Embroidery as a supplier would prevent us from fulfilling orders and thus generating revenue.

We may experience reduced profitability if we are unable to satisfy the terms our service agreement with LA Embroidery Inc.

We have a service agreement with an embroidery company called LA Embroidery Inc. LA Embroidery will provide us with wholesale pricing if we achieve certain minimum annual order amounts. If we do not meet these minimum order amounts, LA Embroidery is not contractually obliged to provide us with favorable wholesale pricing. If we do not receive favorable wholesale pricing our cost of sales will rise and this will reduce our profitability.

We may not be able to achieve profitability or continue to grow our revenue and this may cause our stock value to decline.

We launched our Internet website in April 2004 and we have earned $7,552 in revenue during the nine months ended September 30 , 2004. We have yet to achieve any level of profitability. If we are unable to get our revenue to exceed our costs we will continue to experience negative cash flow and net losses. If we are unable to grow our customer base we expect revenue growth to be difficult. Failure reduce losses or to grow our revenues could result in the decline of our stock value.

Because of the decline in the value of the US dollar, we may experience losses due to foreign exchange translations.

We hold a significant portion of our cash reserves in US dollars and a portion of our expenses are due in Canadian dollars. Due to foreign exchange rate fluctuations, the value of these Canadian dollar expenses can result in both translation gains or losses in US dollar terms. If there was to be a significant decline in the US dollar versus the Canadian Dollar our Canadian dollar expenses would increase. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations. Such foreign exchange fluctuations could cause us to experience losses.

We may not be able to compete effectively against our competitors and this may cause our stock value to decline.

Our future success depends on our ability to compete effectively with other suppliers of custom embroidery products and services. We are a development stage company and launched our website at http://www.teamsportsembroidery.com in April 2004. We may have difficulty competing with established custom embroidery companies on the Internet. Some of our potential competitors are well established and have larger customer bases and better name recognition. If we do not compete effectively with current and future competitors we may not generate enough revenue to be profitable. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

Sale of your shares may be difficult or impossible as there is presently no demand or public market for our common stock.

There is presently no demand or public market for our common stock. Though we intend to apply for a quotation on the Over the Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. Our common stock has no prior market and resale of your shares may be difficult without considerable delay or impossible.

We will require additional capital and financing to continue our business and failure to obtain capital would cause our business to fail.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As discussed in Note 1 of our September 30 , 2004 financial statements, we are in the development stage of operations, have had losses from operations since inception, nominal revenues and insufficient working capital available to meet ongoing financial obligations over the next fiscal year. Our Auditor has raised “substantial doubt regarding the Company's ability to continue as a going concern”, or in other words remain in business. We will require additional capital and financing in order to continue otherwise our business will fail. We have made no definitive arrangements for any additional capital or financing.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The common stock to be sold by the selling shareholder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders are offering up to 3,930,000 shares of common stock through this prospectus. These shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933. The shares include the following:

  3,500,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on October 20th, 2003; and

  180,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on November 20th, 2003.

  250,000 shares of our common stock that the selling shareholders acquired from us in an offering the was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on November 12, 2004. Mr. Biggar's former company Canwood Capital Corp. was not a participant or received any compensation related to the distribution of securities in the offering.

The shares were sold solely by our President to his close friends and close business associates under exemptions provided under British Columbia securities law and Regulation S. There was no private placement agent or others who were involved in placing the shares with the selling shareholders.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;

  the total number of shares that are to be offered for each;

  the total number of shares that will be owned by each upon completion of the offering; and

  the percentage owned by each upon completion of the offering.

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder's Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Alan Ashton 1040-609 Granville St. Vancouver, BC Canada, V6C 1G5	250,000	250,000	Nil	Nil
Rob Askew 628-A Smith Ave. Coquitlam, BC Canada, V3J 2W3	250,000	250,000	Nil	Nil
Beatrice Biggar 2015 Fraserview Dr. Vancouver, BC Canada, V5P 2N2	10,000	10,000	Nil	Nil
Rob Calbretti 1950 East 49th Ave. Vancouver, BC Canada, V5P 1T3	10,000	10,000	Nil	Nil
Vito Campagna 961 Regane St. Coquitlam, BC Canada, V35 3B2	250,000	250,000	Nil	Nil
Graham Daniels 304-2272 Franklin St. Vancouver, BC Canada V5L 1R8	25,000	25,000	Nil	Nil
Shawn Davidson 312-2990 Princess Cr. Coquitlam, BC Canada, V3B 7R3	250,000	250,000	Nil	Nil
Bruce Eng 2457 McGill St. Vancouver, BC Canada, V5K 1G7	250,000	250,000	Nil	Nil
Colin English 3187 E. Pender St. Vancouver, BC Canada, V5K 2E2	25,000	25,000	Nil	Nil
Grant Grey 20-3031 Williams Rd. Richmond, BC Canada, V7E 1H9	25,000	25,000	Nil	Nil
Peter Hoyle 1240 Glenabby Dr. Burnaby, BC Canada, V5A 3Y4	250,000	250,000	Nil	Nil
Nicky Hanson 7443 Aspen Blvd. PO BOX 198 Whistler, BC Canada, V0N 1B0	25,000	25,000	Nil	Nil
Peter Kegan 4422 217B St. Langley, BC Canada, V3A 8E4	25,000	25,000	Nil	Nil
Margaret March 2015 Fraserview Dr. Vancouver, BC Canada, V5P 2N2	10,000	10,000	Nil	Nil
Jim Mazzocchio 3434 Dundas St. Vancouver, BC Canada, V5K 1R8	10,000	10,000	Nil	Nil
George Okanoto 1822 Pandora St. Vancouver, BC Canada, V5L 1M5	250,000	250,000	Nil	Nil
Terrance Owen 635 Columbia St. New Westminster, BC Canada, V3M 1A7	10,000	10,000	Nil	Nil
Bruno Papa 2640 E 5th Ave. Vancouver, BC Canada, V5M 1M9	250,000	250,000	Nil	Nil
Franco Pederzini 2956 Parana Pl. Port Coquitlam Canada, V3B 8A8	25,000	25,000	Nil	Nil
Donald Peterson 3795 Edinburgh St. Burnaby, BC Canada, V5C 1R4	10,000	10,000	Nil	Nil
Antonio Pires 818 Renfrew St. Vancouver, BC Canada, V4K 4B6	250,000	250,000	Nil	Nil
Amber Porter 10503 Woodglen Pl. Surrey, BC Canada, V4N 1V3	25,000	25,000	Nil	Nil
Joe Rocchetta 2790 East 24th Ave. Vancouver, BC Canada, V5R 1E4	10,000	10,000	Nil	Nil
Anthony Rommel 6660 Cooney Rd. Richmond, BC Canada, V6Y 258	250,000	250,000	Nil	Nil
Paul Sabina 288 West 8th Ave. Vancouver, BC Canada, V5Y 1N5	250,000	250,000	Nil	Nil
Pierre St-Cyr 7661 Barrymore Dr. Delta, BC Canada, V4C 4C8	250,000	250,000	Nil	Nil
Bruce Strebinger 2502-501 Pacific Ave. Vancouver, BC Canada, V6Z 2X6	100,000	100,000	Nil	Nil
Eva Tomasousky 1208-1331 Alberni St. Vancouver, BC Canada, V6E 4S1	25,000	25,000	Nil	Nil
Ivan Veschini 404 Sutherland Ave. North Vancouver, BC Canada, V7L 3Z2	250,000	250,000	Nil	Nil
Spencer Webster 7438 Hawthorne Terrace Burnaby, BC Canada, V5E 4K6	10,000	10,000	Nil	Nil
Grant Willis 12598 115B Ave. Surrey, BC Canada, V3V 3R4	25,000	25,000	Nil	Nil
Cindy Wong 2431 E 12th Ave. Vancouver, BC Canada, V5M 2C1	250,000	250,000	Nil	Nil
Ronnie Zuccarello 1432 Calgary Dr. Coquitlam, BC Canada, V3E 3H5	25,000	25,000	Nil	Nil
Total	3,930,000	3,930,000

The named party beneficially owns and has sole voting and investment over all shares or rights to these shares. The percentages are based on 5,727,500 shares of common stock outstanding on the date of this prospectus.

Margaret March is the sister and Beatrice Biggar is the mother of Ralph Biggar, our president, treasurer and a director.

Antonio Pires is the owner of LA Embroidery Inc. which engaged in a Service Agreement with us on October 20th, 2003.

Otherwise, none of the selling shareholders:

  has had a material relationship with us other than as a shareholder at any time within the past three years; or

  has ever been one of our officers or directors; or

  is a broker-dealer or is an affiliate of a broker-dealer.

If there are any changes in the selling shareholders this prospectus will be promptly amended via a post effective amendment.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  On such public markets or exchanges as the common stock may from time to time be trading;

  In privately negotiated transactions;

  Through the writing of options on the common stock;

  In short sales; or

  In any combination of these methods of distribution.

No public market currently exists for our shares of common stock. We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. There is no assurance that our shares will be traded on the OTC Bulletin Board.

The selling shareholders are required to sell our shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders to the public may be:

  The market price prevailing at the time of sale;

  A price related to such prevailing market price; or

  Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;

  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Legal Proceedings

We have no legal proceedings that have been or are currently being undertaken for or against us nor are any contemplated.

Directors, Executive Officers, Promoters and Control Persons

The Directors and Officers currently serving the Company are as follows:

Name	Age	Positions Held and Tenure
Ralph Biggar	40	Director, President and Secretary since July 14, 2003
Scott Randall	41	Director and Vice President since October 11, 2004

The Directors named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a Director or Officer.

Biographical information

Ralph Biggar, Director and President

Mr. Biggar was a stockbroker from 1990 to March 2000 for Georgia Pacific Securities in Vancouver, Canada. In June 2000, Mr. Biggar founded Canwood Capital Corp. which specialized in assisting high net worth individuals to look for investment opportunities in venture companies. Mr. Biggar resigned as director and officer of Canwood Capital on September 20, 2004 in order to focus entirely on our business. Canwood Capital had a small clientele of Canadian investors and private companies which Mr. Biggar brought together to carry out private placements. Mr. Biggar still retains 100% ownership of Canwood Capital. However, Canwood Capital currently has no Directors or Officers and is no longer carrying on business. Mr. Biggar intends to devote 40 hours per week towards the management and development of our business.

Scott Randall, Director and Vice President

From October 1997 to the present, Mr. Randall has been the President of his own consulting firm Aacom Communications Corp. As the President of Aacom Communications Corp. Mr. Randall is responsible for all aspects of the business including all technical and administrative activities. The business of Aacom Communications Corp. is to provide services in the area of computer hardware, software development and Internet backbone access for its clients. From June 2000 to July 2002, Mr. Randall was responsible for managing the technical, software and application development team in a joint venture between Aacom Communications Corp., ScreenPhone.net Inc. and Korean based Samsung Electronics Co. on a touch screen VoIP phone project. Mr. Randall intends to devote 8 hours per week towards the management and development of our business.

Significant Employees and Consultants

We have no significant employees other than Messrs. Biggar and Randall. For our company's accounting we utilize the consulting services of Lancaster & David, Chartered Accountants of Vancouver, Canada to assist in the preparation of our financial statements in accordance with accounting principles generally accepted in the United States from our internal accounting data.

Audit Committee Financial Expert

We do not have a financial expert serving on an audit committee. We utilize our consulting accountants Lancaster & David to assist in the preparation of our financial statements in accordance with generally accepted accounting principles (“GAAP”) from our bank statements and invoices. We do not have an audit committee at this time because we have nominal revenue.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of Tora Technologies Inc. Also included are the shares held by our Directors and Officers.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering

Common Stock	Ralph Biggar Director, President and Secretary 308-1880 Kent Street Vancouver, BC Canada V5P 2S7	1,797,500	30%

Common Stock	Scott Randall Director and Vice President 12040 – 555 Howe Street Vancouver, BC Canada V6B 4N4	250,000	4%

Title of Class	Security Ownership of Management	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Common Stock	Directors and Officers as a group	2,047,500	34%

The percent of class is based on 5,977,500 of common stock issued and outstanding as of December 7 , 2004.

The persons listed are the Directors and Officers of our company and have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or a group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Common Stock

The Articles of Incorporation of Tora Technologies Inc. authorize the issuance of 75,000,000 shares of common stock. Each holder of record of common stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of common stock have no preemptive, conversion or redemptive rights. If additional shares of our common stock are issued, the relative interests of then existing stockholders will be diluted.

Our counsel, Joseph I. Emas has reviewed our share issuances and is of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statues).

We are currently serving as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should our securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

We currently have 5,977,500 shares of our common stock outstanding of which 3,930,000 shares are owned by non-affiliate shareholders and 2,047,500 shares that are owned by our Directors and Officers who are affiliates.

Non-Affiliate Owned Securities

Tora has issued 3,930,000 shares of our common stock to 33 non-affiliate non-US shareholders acquired from us in offerings that were exempt from registration under Regulation S of the Securities Act of 1933. These 3,930,000 shares are all being registered for resale by the the selling shareholders via this registration statement.

Affiliate Owned Securities

Tora has issued 2,047,500 shares of our common stock to Mr. Ralph Biggar at an average price of $0.006 per share for total consideration of $11,500 as at October 15, 2004. Under the Securities Act of 1933, these shares can only be re-sold under the provisions of Rule 144. Mr. Ralph Biggar is an affiliate of Tora Technologies.

On October 11, 2004, Mr. Biggar transferred 250,000 shares of our common stock owned by him to Mr. Randall. Mr. Biggar received no compensation from Mr. Randall for these 250,000 shares. This transfer was carried out pursuant to an exemption provided under Regulation S of the Securities Act of 1933.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation S offerings, employee stock benefit plans, as compensation for professional services, or in exchange for providing "seed money" or start-up capital to a company.

Under Rule 144 a shareholder, including an affiliate of Tora, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Tora or an affiliate of Tora. Rule 144 further restricts the number of shares of common stock which may be sold within any three-month period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Tora, and who has not been an affiliate of Tora for 90 days prior to the sale, and who has beneficially owned shares acquired from Tora or an affiliate of Tora for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

Debt Securities

As of the date of this registration statement, Tora does not have any debt securities.

Other Securities

As of the date of this registration statement, Tora does not have any other securities such as warrants or stock options.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Joseph I. Emas, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by Manning Elliott, Chartered Accountants, of Vancouver, Canada to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization Within Last Five Years

We were incorporated in the State of Nevada, USA on July 14, 2003 and are based in Vancouver, B.C., Canada. On July 14, 2003 following the resignation of the initial incorporator, Ralph Biggar was officially appointed as our sole director, president and secretary. Our fiscal year end has been established to be December 31. On January 12, 2004 we appointed Mr. Darren Bell to the board of directors.

We are a development stage company. Our principal business is the marketing of custom embroidery products and services via the Internet. Our statutory registered agent's office is located at 212-1802 North Carson St., Carson City, Nevada, 89701 and our business office is located at 256-4438 West 10th Ave., Vancouver, BC, Canada, V6R 4R8. Our telephone number is 604 306-2525. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation.

On September 5, 2003 we registered the Internet domain name TEAMSPORTSEMBRIODERY.COM. On October 20, 2003 we entered into a five-year service agreement with LA Embroidery Inc. (“LA”) for the non-exclusive right to market LA's custom embroidery services via the Internet. The service agreement is provided as an exhibit to this prospectus. We will not seek a merger or acquisition within the next twelve months and we have a specific business plan to execute.

On September 24, 2003 Mr. Ralph Biggar our founder, sole director and officer invested $2,000 in us to acquire 2,000,000 shares of our common stock in an offering that was exempt from registration under Regulation S of the Securities Act of 1933.

On April 1, 2004 we moved our office to 503-989 Richards Street, Vancouver, BC, Canada, V6B 6R6 and on April 19, 2004 Mr. Darren Bell resigned from the board of directors. Mr. Bell became engaged in another venture and did not have the time to provide the advisory services that he was to provide.

On September 20, 2004, Mr. Ralph Biggar our sole director and officer converted a debt of $9,500 owed to him by us to equity. Mr. Biggar converted the debt of $9,500 at a price of $0.20 per share. As a result we issued Mr. Biggar 47,500 shares of our common stock in an offering the was exempt from registration under Regulation S of the Securities Act of 1933. There have been no other transactions with promoters.

On October 11, 2004, we appointed Mr. Scott Randall to the Board of Directors and as our Vice President.

On November 15, 2004 we amended our service agreement with LA in order to modify the terms of the minimum order commitments and to make these commitments measurable in US Dollars.

Description of Business

Business Development

We were incorporated in the State of Nevada, USA on July 14, 2003 and are based in Vancouver, B.C., Canada. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We will not seek a merger or acquisition within the next twelve months and we have a specific business plan to execute.

Business of Issuer

We are a development stage company. Our principal business is the marketing of custom embroidery products and services via the Internet and our website is located at www.teamsportsembroidery.com. The current status of our business is that we have not publicly announced our website but we have commenced initial business through the website and we are generating nominal initial sales.

At our website we sell custom embroidery products and services. Using our website customers can order apparel such as golf shirts and baseball caps and have them custom embroidered with their own designs which they upload with their order. We are not the first company engaged in such a business. The custom embroidery marketplace is extremely competitive with approximately 65 websites offering custom embroidered products and services via the Internet. We do not know the sales amounts of any of these websites as this information is not publicly available. Custom embroidery companies compete on: price, quality, turn around time and variety of apparel. We see the best organized and most professionally presented competitors being:

  Geordana Embroidery (www.geordana.ca)

  Web Threads (www.webthreads.com)

  Embroidery Factory (www.embroideryfactory.com)

Regarding our competitive position in the industry, we are a new entry into this marketplace and we are not well known. We expect that we are currently behind our competitors in terms of revenue, brand awarenesses and market share. One feature that we offer that our competitors don't is that ability to allow customers to upload their custom artwork at order time. To our knowledge no other competitor offers combined order and artwork upload service which saves the customer time and may appeal to a spur of the moment decision process for the customer.

The raw materials for our e-commerce software come from Open Source Software. Specifically, we will use and adapt software from the osCommerce open source project which is located on the Internet at http://www.oscommerce.com. This software is available to us at no cost, though we do need to pay a consulting company to customize it for us. Additionally, will use a hosting service that is compatible with the osCommerce software. It is our understanding that our development consultants will use Pair Networks on the Internet at http://www.pair.com/services/e-commerce/ to host our website.

The raw materials for our products come from our sole supplier, LA Embroidery Inc. (“LA”) of Vancouver, BC, Canada. We are working closely with LA Embroidery under the terms of a service agreement which is presented as an exhibit to this prospectus. We have entered into a five-year service agreement with LA for the non-exclusive right to market LA's custom embroidery products and services via the Internet. The benefits of this agreement to us is that we are able to obtain wholesale pricing from LA and that LA will handle order fulfillment including shipping. We need to only collect orders and pass them onto LA for processing. The non-exclusive right means that LA is not restricted to working with us for Internet sales which means they could work with other Internet embroidery vendors like us. We are committed to ordering a total of CDN$10,000 of LA's products and services by October 20, 2004. For the remaining four years we are committed to ordering a total of CDN$50,000 per year. If we do not meet this commitment LA may terminate the service agreement and we will be left without a wholesale supplier. None of our directors or officers are affiliated with LA Embroidery Inc., Antonio Pires the owner of LA owns 250,000 shares of our common stock which he earned as part of the service agreement with us.

LA Embroidery Inc. is located in Vancouver, BC, Canada and has an 1000 sq.ft shop and storefront. LA owns two computer controlled embroidery machines one with a single head and the other with six heads. LA has trained staff to manufacturer and ship custom embroidered products. We are required to email them the order and they will completely fulfill the order for us. This completely eliminates the need for us to maintain our own embroidery equipment and trained staff.

Our website is located on the Internet at http://www.teamsportsembroidery.com. The current status of our website is that it is operational and we are conducting initial business through it. We have a catalog of approximately 206 items and our customers have the ability to upload a custom graphic to be embroidered onto their ordered items. We currently support payment by check, money order or wire transfer and Paypal. Since inception to September 30 , 2004 we have expensed $2,850 on website development costs. Additionally, website development costs of $5,668 remain as an asset on our balance sheet.

The following table summarizes our website's features, availability date, and additional implementation costs.

Website Feature	Feature Availability Date	Additional Implementation Costs
Basic Operation	Now	$0
Customer Ordering	Now	$0
Payment Method – Check, Money Order	Now	$0
Payment Method – Paypal	Now	$0

Our website has ongoing monthly maintenance costs for web hosting and administration expenses relating to keeping the site up to date and adding new products. We have prepaid web hosting until July 31, 2005. After July 31, 2005, our Vice President will donate Internet web hosting to us until December 31, 2005 at a hosting facility operated by Aacom Communications Corp a company which is owned and operated by our Vice President. Additionally, our Vice President will maintain the website and add new products to it free of charge to us until December 31, 2005.

We intend to market the website using Google AdWords. Google AdWords is a way to purchase highly targeted cost-per-click (CPC) advertising. AdWords ads are displayed along with search results on Google, as well as on search and content sites in a growing ad network, including AOL, EarthLink, HowStuffWorks, & Blogger. According to Google, there are more than 200 million searches each day.

We intend to target sport and business teams for our “TeamSports” brand. We intend to market to sports teams, business teams, clubs and other groups of people that would find our products and services useful. We have not performed any marketing studies to assess whether a potential market exists for our products and services or whether our market is sustainable given the potential costs to operate our business. We do not intend to conduct any marketing studies since we have already commenced operation of our website.

Our products will be distributed by LA Embroidery Inc. Our primary business is to take orders and execute the financial component of the transaction. From time to time our employees may have to handle product returns and also handle special orders via e-mail, fax or telephone.

We have no patents, trademarks, franchises, concessions or labor contracts.

We currently do not require approval of any government to offer our products and services. We do not expect that will be any governmental regulations on our business. We are voluntarily not accepting orders from the following countries: Afghanistan, Angola, Cuba, Democratic People's Republic of Korea [North Korea], Eritrea, Federal Republic of Yugoslavia [Serbia and Montenegro], Iran, Iraq, Liberia, Libya, Myanmar [Burma], Rwanda, Sierra Leone, Syria, and Sudan

We expect no costs or effects of compliance of federal, state and local environmental laws on our business.

We have two employees, our President, Mr. Biggar who dedicates 40 hours per week to our business and our Vice President, Mr. Randall who dedicates 8 hours per week to our business. We rely on one key consulting company, Lancaster & David, Chartered Accountants to prepare our financial statements. We are materially dependent on using a consultant such Lancaster & David to prepare our financial statements to GAAP standards as our Officers do not have the required accounting expertise.

Reports to Security Holders

We are not required to deliver an annual report to security holders. However, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements.

This prospectus and exhibits will be contained in a Form SB-2 registration statement that will be filed with the Securities and Exchange Commission. We will become a reporting company after this prospectus has been declared effective by the Securities and Exchange Commission (“SEC”). As a reporting company we will file quarterly, annual, beneficial ownership and other reports with the SEC.

You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. Since we are an electronic filer, the easiest way to access our reports is through the SEC's Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

Management's Discussion and Analysis

Plan of Operation

Financial Plan

As of September 30 , 2004 we had a cash balance of $2,395 and earned revenue of $7,552 in the nine months ended September 30 , 2004. During the six months ended June 30, 2004, Mr. Biggar loaned us $7,500 at no interest on an unsecured basis for us to meet our short term cash requirements. During August 2004, Mr. Biggar loaned us an additional $2,000 and on September 20, 2004, Mr. Biggar agreed to convert all these loans totaling $9,500 to equity at a price of $0.20 per share for a total of 47,500 shares. On November 12, 2004 we completed a private placement of 250,000 shares at $0.20 per share for total proceeds of $50,000. As of November 12, 2004 our cash balance was $52,395. We have sufficient funds on hand to satisfy our cash requirements until at least December 31, 2005 based on the estimated expenses outlined below.

Accounting and Audit Plan

We intend to continue to have our outside consultant prepare our quarterly and annual financial statements and have these financial statements reviewed by our independent auditor. Our outside consultant charges us $1,000 to prepare our quarterly financial statements and $1,500 to prepare our annual financial statements. Our independent auditor charges us $1,000 to review our quarterly financial statements and $3,000 to audit our annual financial statements. We have budgeted $10,500 to cover our accounting and audit requirements for the next twelve months.

SEC Filing Plan

We intend to become a reporting company in 2005 after our SB-2 is declared effective. This means that we will file documents with US Securities and Exchange Commission on a quarterly basis. We expect to incur filing costs of approximately $1,000 per quarter to support our quarterly and annual filings. We have budgeted $6,000 for legal costs to account for three quarterly filings, one annual filing and two other filings we expect during the next twelve months.

LA Embroidery Agreement Analysis

We signed an original five year service agreement with LA Embroidery on October 20, 2003 and successfully met our minimum order requirements criteria for the first year. However, it became clear to us that meeting the minimum order requirements for the following four years could be risky because the US dollar had declined in value during 2004 and we had delays in our SB-2 filing process. On November 15, 2004 we successfully amended our service agreement with LA Embroidery in order to fix our minimum order requirements in US dollars and to ease the minimum order requirements in the first two years of the amended agreement. We did not have to pay LA Embroidery any extra payments to amend the agreement as they understood some factors were beyond our control and they are satisfied with our overall order performance to date. The new minimum order requirements are as follows:

  By December 31, 2005 an amount of USD $15,000

  By December 31, 2006 an amount of USD $25,000

  By December 31, 2007 an amount of USD $50,000

  By December 31, 2008 an amount of USD $50,000

We are confident that we will be able to meet our first milestone minimum order requirement of USD $15,000 by December 31, 2005 given that our orders having been steadily growing since our website went online in April 2004. Additionally, we will have the cash on hand to make a lump sum payment to meet any short fall that we may have on December 31, 2005. If we meet our minimum order requirements with LA we are not required to charge any costs to operations in the next twelve months.

Employee Hiring and Staff Function Plan

Over the next twelve months, we will only hire new employees if profit from our sales covers the entire cost an employee's compensation package. Messrs. Biggar and Randall are currently handling all aspects of our business including management, web development and order handling. Any new employees would telecommute from their homes and would be responsible for the following tasks:

  Confirmation of customer orders through our website and coordinating fulfillment of the orders through LA Embroidery.

  Handling customer service activities such as responding the customer emails and telephone calls.

  Updating of the website to add new products and maintain product descriptions and pricing.

  Verification of customer artwork that is uploaded with product orders.

  Maintain sales records.

  Manage and monitor our Google Adwords account.

  Manage and monitor our Paypal account.

  Monitor our bank account to verify Paypal funds are received.

  Handle customer issues and escalate as required to our President.

We plan on paying any new employees between CDN $10 to CDN$15 per hour. Our plan is that any new hire will not reduce our cash position since new hires will only be paid from profit from operations and thus funds for new hires will be budgeted dynamically if our sales grow.

Computer and Peripherals Plan

Over the next twelve months, we will only purchase computer and peripheral equipment if profit from our sales covers the entire cost of any purchase that we plan. We are currently using computers and peripheral equipment belonging to our President and Vice President. If we are able to afford to buy computers and peripheral equipment from our profits, we will be able to purchase these computers and peripheral equipment from a large number of vendors. The peripheral equipment that we believe would be useful for our business would be hardware such as printers and routers.

Website Operations Plan

Our website is now operational and we are online and available on the Internet. We have prepaid hosting until July 31, 2005. After July 31, 2005, our Vice President will donate Internet web hosting to us until December 31, 2005 at a hosting facility operated by Aacom Communications Corp a company which is owned and operated by our Vice President. Additionally, our Vice President will maintain the website and add new products to it free of charge to us until December 31, 2005.

Website Enhancement Plan

Our website is now operational and we are able to perform transactions with our customers. We currently support transactions via check, money order or wire transfer. During July 2004 we added Paypal as a payment option for our customers. No upfront fees are due to Paypal but they will charge us a commission of 3% to clear our transactions. We feel that this commission is reasonable given the fact that customers generally have confidence in Paypal. Additionally, we do not have the burden to retain or control confidential customer information such as credit card numbers. We plan to use Paypal as our primary transaction provider until we review transaction costs at the end of the current quarter.

Customer Base Expansion Plan

We plan to expand our customer base primarily through the use of Google AdWords. Beginning on January 1, 2005 , we plan to spend a minimum of $500 per month on Google AdWords. We will decide on specific keywords and cost per click rates that we are willing to pay. The AdWords system can be operated so that we can keep a close watch on our advertising costs and click through rates. We plan to use AdWords as our primary advertising medium until we review its effectiveness at end of the March 31 , 2005 quarter.

Product Category Broadening Plan

We plan to appeal to more customers by broadening our product categories. Additionally, we plan to add products that appeal to certain customer profiles that we can identify. The product category broadening plan is summarized in the table below.

Product Category	Date	Additional Implementation Cost
Spring Wear	December 31, 2004	$0
Summer Wear	March 31, 2005	$0
Fall Wear	June 30, 2005	$0
Winter Wear	September 30, 2005	$0

We plan to design quarterly promotions that introduce different categories. For example, in June 2004 we introduced with a theme of Golf Wear and will design similar new category launches every quarter. We expect that each category will cost $0 in computer consulting fees to implement on the website since our Vice President will execute these implementations free of charge to us.

SB-2 Maintenance Plan

If we have any material changes to our company we may have to file a post effective amendment with the SEC. Since inception to September 30 , 2004 we have paid $16,480 in professional fees, which includes the expenses associated with the filing of this registration statement. The source of the payment for the $16,480 in professional fees was funds received by us from our investors in our Regulation S offerings. We expect to pay up to a total of $20,000 relating to the cost of this offering all of which will be paid by our company.

Worst Case Budget Analysis

The plans above indicate anticipated required expenses of $16,500 plus an estimated $3,520 for the costs relating to this offering. Also in the worst case scenario of no sales whatsoever during the next twelve months, we would need to pay LA Embroidery $15,000 to keep our wholesale supplier. Our worst case budget scenario would be that we would spend approximately $35,020 during the next twelve months. Since we have approximately $50,000 in cash as of the date of this registrations statement we have enough funds to satisfy our cash requirements in the face of no sales. However, given our history of some growing sales we do not expect the worst case scenario to occur.

Off-balance sheet arrangements

We have no off-balance sheet arrangements including arrangements that would effect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Description of Property

Our president provides office premises to us at no charge. The location of this office space is 503-989 Richards Street, Vancouver, BC, Canada, V6B 6R6. The cost of the donated premises is valued at $250 per month on our financial statements. We rent web space on the Internet at http://www.teamsportsembroidery.com via a hosting provider that is prepaid until November 30, 2004. We own the mentioned Internet domain name providing we pay the ongoing annual fees of about $25 per year. We have no mortgage or lien on any of our property.

Our office space is approximately 120 sq. ft. and contains a desk, chair, a computer, filing area and table space. All physical assets in our office are loaned to us by Mr. Biggar. Our property is adequate, suitable, has enough capacity to operate our business and is in good condition.

We own no real estate holdings and we have no policy to acquire assets for possible capital gain or income.

Certain Relationships and Related Transactions

Transactions with Officers and Directors

In September, 2003, Mr. Ralph Biggar, the President and Director of Tora purchased 2,000,000 shares of our common stock. The price paid was $0.001 per share for total proceeds of $2,000. These shares were issued pursuant to Regulation S of the Securities Act of 1933.

In October 2003, both Margaret March and Beatrice Biggar the sister and mother of our President purchased 10,000 shares each of our common stock. The price paid was $0.10 per share for total proceeds of $2,000. These shares were issued pursuant to Regulation S of the Securities Act of 1933.

On September 20, 2004, Mr. Ralph Biggar the President and Director of Tora Technologies converted a debt of $9,500 owed to him by us to shares of our common stock at a price of $0.20 per share. This resulted in 47,500 shares of common stock being issued to Mr. Biggar. These shares were issued pursuant to Regulation S of the Securities Act of 1933.

On October 11, 2004, Mr. Biggar transferred 250,000 shares of our common stock owned by him to Mr. Randall. Mr. Biggar received no compensation from Mr. Randall for these 250,000 shares. This transfer was carried out pursuant to an exemption provided under Regulation S of the Securities Act of 1933.

Market for Common Equity and Related Stockholder Matters

Market Information

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

We have no common stock that is subject to outstanding warrants to purchase or securities that are convertible to our common stock.

As of December 7 , 2004 we have 5,977,500 shares of our common stock outstanding of which 3,930,000 shares are owned by non-affiliate shareholders and 2,047,500 shares that are owned by our Directors and Officers who are affiliates. Of the 1,797,500 shares of our common stock owned by Mr. Biggar, 1,750,000 shares can be sold pursuant to Rule 144 on September 24, 2004. The balance of 47,500 shares that are owned by Mr. Biggar can be sold pursuant to Rule 144 on September 20, 2005. There are 250,000 shares of our common stock owned by Mr. Randall that can be sold pursuant to Rule 144 on October 11, 2005. We are registering the 3,930,000 shares already own by non-affiliate selling shareholders for resale through this registration statement.

Holders of Our Common Stock

As of December 7 , 2004 we have 35 holders of our common stock.

Dividends

We have declared no dividends since our inception on July 14, 2003.

Equity Compensation Plans

We have no equity compensation program including no stock option plan.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Directors and Officers for all services rendered in all capacities to us for the fiscal periods indicated.

Name and principal position	Fiscal Year	Annual compensation			Long-term compensation
		Salary ($)	Bonus ($)	Other annual compensation ($)	Awards		Payouts	All other compensation ($)
					Restricted stock award(s) ($)	Securities underlying options/ SARs (#)	LTIP payouts ($)	All other compensation ($)
Ralph Biggar President Director	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Scott Randall Vice President Director	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have no standard arrangements such as an active employment or consulting contract in regarding to compensating Messrs. Biggar or Randall for their services to us. We provide no pension plan for Messrs. Biggar or Randall. Messrs. Biggar or Randall will not be reimbursed for past services. Messrs. Biggar or Randall will not receive any monthly, annual or long-term compensation.

We have no policy to compensate our Directors for director services such as committee participation or special assignments. We have no other arrangements with our Directors.

Stock Option Grants

We have no stock option plan and did not grant any stock options to our officers and directors during our most recent fiscal nine months ended September 30, 2004 or since inception.

Financial Statements

Tora Technologies Inc.
(A Development Stage Company)
September 30, 2004
(Unaudited)

Index
Balance Sheets	F–35
Statements of Operations	F–36
Statements of Cash Flows	F–37
Notes to the Financial Statements	F–38

Tora Technologies Inc.
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

September 30,
2004 $ (unaudited)

December 31,
2003 $ (audited)

Assets
Current Assets
Cash	2,395	6,525
Prepaid Expenses	1,500	2,850
Total Current Assets	3,895	9,375

Service Rights (Note 5)	24,500	29,000
Website Development Costs (Note 2(m))	5,668	6,800
Total Assets	34,063	45,175

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	1,324	−
Accrued Liabilities	2,000	4,000
Total Liabilities	3,324	4,000
Commitments and Contingencies (Notes 1 and 5)

Stockholders’ Equity
Common Stock Authorized: 75,000,000 common shares with a par value of $0.001 Issued and outstanding: 5,727,500 and 5,680,000 common shares, respectively	5,727	5,680
Additional Paid In Capital	52,023	42,570
Donated Capital (Note 3(a))	18,125	6,875
Deficit Accumulated During the Development Stage	(45,136)	(13,950)
Total Stockholders’ Equity	30,739	41,175
Total Liabilities and Stockholders’ Equity	34,063	45,175

(The accompanying notes are an integral part of the financial statements)

Tora Technologies Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	Accumulated From July 14, 2003 (Date of Inception) to September 30, 2004 $	Three Months Ended September 30, 2004 $	Nine Months Ended September 30, 2004 $	From July 14, 2003 (Date of Inception) to September 30, 2003 $
Sales	7,552	1,208	7,552	−
Cost of Goods Sold	6,034	808	6,034	−
Gross Profit	1,518	400	1,518	−

Expenses
Amortization	6,632	2,068	5,632	−
Bank charges	506	43	431	33
Donated rent (Note 3(a))	3,625	750	2,250	−
Donated services (Note 3(a))	14,500	3,000	9,000	−
Foreign exchange	39	(33)	39	−
Organizational	2,022	280	1,522	−
Professional fees	16,480	1,750	12,480	−
Website (Note 2(n))	2,850	450	1,350	−
Total Expenses	46,654	8,308	32,704	33

Net Loss for the Period	(45,136)	(7,908)	(31,186)	(33)

Net Loss Per Share – Basic and Diluted		−	−	−

Weighted Average Shares Outstanding		5,685,000	5,682,000	188,000

(The accompanying notes are an integral part of the financial statements)

Tora Technologies Inc.
(A Development Stage Company)
Statement of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	Nine Months Ended September 30, 2004 $	From July 14, 2003 (Date of Inception) to September 30, 2003 $
Cash Flows to Operating Activities
Net loss for the period	(31,186)	33
Adjustments to reconcile net loss to cash
Amortization	5,632	−
Donated services and rent	11,250	−
Change in operating assets and liabilities
Decrease in prepaid expenses	1,350	−
(Decrease) in accounts payable and accrued liabilities	676	−
Net Cash Used in Operating Activities	(13,630)	33

Cash Flows from Financing Activities
Advances from related party	9,500	−
Issuance of common stock for cash	−	2,250
Net Cash Provided by Financing Activities	9,500	2,250

(Decrease) increase in cash	(4,130)	2,217
Cash – beginning of period	6,525	−
Cash – end of period	2,395	2,217

Non-Cash Financing Activities
Common stock issued for settlement of debt	9,500	−

Supplemental Disclosures
Interest paid	−	−
Income tax paid	−	−

(The accompanying notes are an integral part of the financial statements)

1. Development Stage Company

Tora Technologies Inc. (the “Company”) was incorporated in the State of Nevada, U.S.A. on July 14, 2003 and is based in Vancouver, B.C., Canada. The Company's principal business is the marketing of custom embroidery products and services through the Internet.

On October 20, 2003, the Company entered into a five-year service agreement with LA Embroidery Inc. (“LA”) for the non-exclusive right to market LA’s custom embroidery services via the Internet. The Company is committed to ordering a total of CDN$210,000 of LA’s products and services over the next five years. Refer to Note 5.

The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. As at September 30, 2004, the Company has working capital of $571 and has accumulated losses of $45,136 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

On November 12, 2004, the Company issued 250,000 shares of common stock at a price of $0.20 per share for cash proceeds of $50,000.

The Company filed an amended SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission on October 15, 2004 and further amendments are required prior to it being declared effective. The Company is proposing to register up to 3,930,000 shares of common stock for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2. Summary of Significant Accounting Policies

  Basis of Presentation

The Company has not produced significant revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

  Year End

The Company’s fiscal year end is December 31.

  Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

2. Summary of Significant Accounting Policies (continued)

  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Stock-Based Compensation

The Company has adopted SFAS No. 123 “Accounting for Stock Based Compensation” which requires that stock awards granted to employees and non-employees are recognized as compensation expense based on the fair market value of the stock award or fair market value of the goods or services received, whichever is more reliably measurable. The Company does not have a stock option plan and has not issued stock options since its inception.

  Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  Financial Instruments

Financial instruments which include cash, prepaid expenses, accounts payable and accrued liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of September 30, 2004 and December 31, 2003 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

2. Summary of Significant Accounting Policies (continued)

  Recent Accounting Pronouncements

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104), which supersedes SAB 101, "Revenue Recognition in Financial Statements". The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

  Revenue Recognition

The Company recognizes revenue from the sale of embroidery products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured.

  Concentrations

For the nine month period ending September 30, 2004, the Company generated sales from four different customers ranging from 12% to 45% of total sales. The Company purchases all of its products from one vendor, LA Embroidery Inc. (Note 5) and at September 30, 2004, $864 was owed to this one vendor.

  Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

Costs associated with the website consist primarily of software purchased and customized for internal use. These costs are capitalized and are amortized based on their estimated useful life of three years. Costs incurred to update graphics and enter initial product data are expensed as incurred.

	Cost $	Accumulated Amortization $	September 30, 2004 Net Carrying Value $	December 31, 2003 Net Carrying Value $
Website domain name	300	50	250	300
Website development costs	6,500	1,082	5,418	6,500
	6,800	1,132	5,668	6,800

3. Related Party Balances/Transactions

  The President of the Company provides management services and office premises to the Company at no charge. These donated services are valued at $1,000 per month and donated office premises are valued at $250 per month. A total of $3,750 and $11,250, respectively, were charged to operations and recorded as donated capital for the three month and nine month periods ended September 30, 2004.

  On September 20, 2004, the President of the Company was issued 47,500 shares of common stock at $0.20 per share for debt settlement of $9,500. The debt represented cash advances provided by the President of the Company on a non-interest bearing basis.

4. Common shares

  On September 20, 2004, the Company issued 47,500 shares of common stock at $0.20 per share for debt settlement of $9,500.

  During November, 2003, the Company issued 70,000 shares of common stock at a price of $0.10 per share for cash proceeds of $7,000.

  On October 20, 2003, the Company issued 250,000 shares of its common stock at $0.10 per share under a service agreement entered into with LA Embroidery. Shares issued for non-cash consideration were valued based on the fair market value of the common stock on the measurement date for the transaction.

  During October, 2003, the Company issued 110,000 shares of common stock at a price of $0.10 per share for cash proceeds of $11,000.

  During October, 2003, the Company issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000.

  During September, 2003, the Company issued 2,250,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,250.

5. Service Rights

The Company entered into a service agreement dated October 20, 2003, as amended on November 15, 2004, with LA Embroidery Inc. (“LA”), a company based in Vancouver, Canada, for the non-exclusive rights to market LA’s custom embroidery services via the Internet for a period up to December 31, 2008. The Company paid $5,000 and issued 250,000 shares of common stock at a price of $0.10 per share. Under this amended agreement, the Company is committed to ordering a minimum of $15,000 of LA’s products and services by December 31, 2005, a minimum of $25,000 by December 31, 2006, and a minimum of $50,000 for each of the next two years ending December 31, 2007 and 2008. The costs of acquiring the rights are being amortized on a straight-line basis over the term of the agreement.

	Cost $	Accumulated Amortization $	June 30, 2004 Net Carrying Value $	December 31, 2003 Net Carrying Value $
Service Rights	30,000	5,500	24,500	29,000

6. Subsequent Event

On November 12, 2004, the Company issued 250,000 shares of common stock at a price of $0.20 per share for cash proceeds of $50,000.

Tora Technologies Inc.
(A Development Stage Company)
December 31, 2003
(Audited)

Index
Independent Auditors’ Report	F–43
Balance Sheets	F–44
Statements of Operations	F–45
Statements of Cash Flows	F–46
Statements of Stockholders’ Equity	F–47
Notes to the Financial Statements	F–48

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Tora Technologies, Inc.

We have audited the accompanying balance sheet of Tora Technologies, Inc. (A Development Stage Company) as of December 31, 2003 and the related statement of operations, cash flows and stockholders’ equity accumulated for the period from July 14, 2003 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Tora Technologies, Inc. (A Development Stage Company), as of December 31, 2003, and the results of its operations and its cash flows accumulated for the period from July 14, 2003 (Date of Inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue or profitable operations since inception and will need equity financing to begin realizing upon its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott"

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 4, 2004

Tora Technologies Inc.
(A Development Stage Company)
Balance Sheet
(expressed in U.S. dollars)

December 31,
2003
$

Assets
Current Assets
Cash	6,525
Prepaid Expenses	2,850
Total Current Assets	9,375

Service Rights (Note 5)	29,000
Website Development Costs (Note 2(k))	6,800
Total Assets	45,175

Liabilities and Stockholders’ Equity
Current Liabilities
Accrued Liabilities	4,000
Total Liabilities	4,000
Commitments and Contingencies (Notes 1 and 5)

Stockholders’ Equity
Common Stock, 75,000,000 common shares authorized with a par value of $0.001, 5,680,000 common shares issued and outstanding	5,680
Additional Paid In Capital	42,570
Donated Capital (Note 3)	6,875
Deficit Accumulated During the Development Stage	(13,950)
Total Stockholders’ Equity	41,175
Total Liabilities and Stockholders’ Equity	45,175

(The accompanying notes are an integral part of the financial statements)

Tora Technologies Inc.
(A Development Stage Company)
Statement of Operations
(expressed in U.S. dollars)

From July 14, 2003 (Date of Inception) to December 31, 2003 $
Revenue	–

Expenses
Accounting and audit	4,000
Amortization	1,000
Bank charges	75
Donated rent (Note 3)	1,375
Donated services (Note 3)	5,500
Organizational	500
Web site (Note 2(k))	1,500
13,950
Net Loss for the Period	(13,950)

Net Loss Per Share	(0.01)

Weighted Average Shares Outstanding	2,777,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The accompanying notes are an integral part of the financial statements)

Tora Technologies Inc.
(A Development Stage Company)
Statement of Cash Flows
(expressed in U.S. dollars)

From July 14, 2003 (Date of Inception) to December 31, 2003 $
Cash Flows to Operating Activities
Net loss for the period	(13,950)
Adjustments to reconcile net loss to cash
Amortization	1,000
Donated services and rent	6,875
Change in operating assets and liabilities
(Increase) in prepaid expenses	(2,850)
Increase in accrued liabilities	4,000
Net Cash Used in Operating Activities	(4,925)

Cash Flows from Investing Activities
Purchase of service rights	(5,000)
Website development costs	(6,800)
Net Cash Used in Investing Activities	(11,800)
Cash Flows from Financing Activities
Issuance of common stock for cash	23,250
Net Cash Provided by Financing Activities	23,250

Increase in cash	6,525
Cash – beginning of period	–
Cash – end of period	6,525

Non-Cash Financing Activities
Common stock issued for service agreement	25,000

Supplemental Disclosures
Interest paid	–
Income tax paid	–

(The accompanying notes are an integral part of the financial statements)

Tora Technologies Inc.
(A Development Stage Company)
Statement of Stockholders’ Equity
From July 14, 2003 (Date of Inception) to December 31, 2003
(expressed in U.S. dollars)

	Shares #	Amount $	Additional Paid In Capital $	Donated Capital $	Deficit Accumlated During the Development Stage $	Total $
Balance – July 14, 2003 (Date of Inception)
–

–
			–	–	–	–
Shares issued for cash at $0.001 per share	5,250,000	5,250	–	–	–	5,250
Shares issued for cash at $0.10 per share	180,000	180	17,820	–	–	18,000
Shares issued for acquisition of service rights at $0.10 per share	250,000	250	24,750	–	–	25,000
Donated services and rent (Note 3)	–	–	–	6,875
–
						6,875
Net loss for the period	–	–	–	–	(13,950)	(13,950)

Balance – December 31, 2003	5,680,000	5,680	42,570	6,875	(13,950)	41,175

(The accompanying notes are an integral part of the financial statements)

1. Development Stage Company

Tora Technologies Inc. (the “Company”) was incorporated in the State of Nevada, U.S.A. on July 14, 2003 and is based in Vancouver, B.C., Canada. The Company's principal business is the marketing of custom embroidery products and services through the internet.

On October 20, 2003, the Company entered into a five-year service agreement with LA Embroidery Inc. (“LA”) for the non-exclusive right to market LA’s custom embroidery services via the Internet. The Company is committed to ordering a total of CDN$210,000 of LA’s products and services over the next five years. Refer to Note 4.

The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing a market for its products and services. Planned principal activities have not yet begun. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and the attainment of profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products and services at a profit. As at December 31, 2003, the Company has working capital of $5,375, and has accumulated losses of $13,950 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,000,000 shares of common stock for resale by existing shareholders of the Company at a price of $0.20 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2. Summary of Significant Accounting Policies

  Basis of Presentation

The Company has not produced any revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7.

  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

  Year End

The Company’s fiscal year end is December 31.

  Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

2. Summary of Significant Accounting Policies (continued)

  Stock-Based Compensation

The Company has adopted SFAS No. 123 “Accounting for Stock Based Compensation” which requires that stock awards granted to employees and non-employees are recognized as compensation expense based on the fair market value of the goods or services received whichever is more reliably measurable. The Company does not have a stock option plan and has not issued stock options since its inception.

  Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  Financial Instruments

Financial instruments which include cash, prepaids and accrued liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2003 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

2. Summary of Significant Accounting Policies (continued)

  Website Development Costs

The Company recognizes the costs associated with developing a website in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and the Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Website Development Costs”.

Costs associated with the website will consist primarily of software purchased and customized for internal use. These costs are capitalized and will be amortized based on their estimated useful life of three years upon the web site becoming operational. Costs incurred to update graphics and enter initial product data are expensed as incurred.

	Cost $	Accumulated Amortization $	December 31, 2003 Net Carrying Value $

Website domain name	300	–	300
Website development costs	6,500	–	6,500
	6,800	–	6,800

3. Related Party Balances/Transactions

The President of the Company provides management services and office premises to the Company at no charge. These donated services are valued at $1,000 per month and donated office premises are valued at $250 per month. A total of $5,500 and $1,375, respectively, were charged for the period from July 14, 2003 to December 31, 2003.

4. Common shares

  During September, 2003, the Company issued 2,250,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,250.

  During October, 2003, the Company issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000

  During October, 2003, the Company issued 110,000 shares of common stock at a price of $0.10 per share for cash proceeds of $11,000.

  On October 20, 2003, the Company issued 250,000 shares of its common stock at $0.10 per share under a service agreement entered into with LA Embroidery. Shares issued for non-cash consideration were valued based on the fair market value of the common stock on the measurement date for the transaction.

  During November, 2003, the Company issued 70,000 shares of common stock at a price of $0.10 per share for cash proceeds of $7,000.

5. Service Rights

On October 20, 2003, the Company entered into a five-year service agreement with LA Embroidery Inc. (“LA”), a company based in Vancouver, Canada, for the non-exclusive rights to market LA’s custom embroidery services via the Internet. The Company paid $5,000 and issued 250,000 shares of common stock at a price of $0.10 per share. Under this agreement, the Company is committed to ordering a minimum of CDN$10,000 of LA’s products and services for the first year, and CDN$50,000 for each of the next four years. The costs of acquiring the rights are being amortized on a straight-line basis over the term of the agreement.

	Cost $	Accumulated Amortization $	December 31, 2003 Net Carrying Value $
Service Rights	30,000	1,000	29,000

6. Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted Statement of Financial Accounting Standards No. 109 (“SFAS 109”) as of its inception. The Company has incurred net operating losses of $7,075, which expire starting in 2023. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at December 31, 2003, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

2003 $
Net Operating Loss	7,075
Statutory Tax Rate	34%
Effective Tax Rate	–
Deferred Tax Asset	2,406
Valuation Allowance	(2,406)
Net Deferred Tax Asset	–

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on July 14, 2003, there were no disagreements with our accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within our two most recent fiscal years and the subsequent interim periods.

Dealer Prospectus Delivery Obligation

Until (insert date), 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - Information Not Required In Prospectus

Indemnification of Directors and Officers

As permitted by Nevada law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Legal and Registration Fees	$7,000
Accounting	$7,500
Electronic Filing and Printing	$5,000
Transfer Agent	$500
Total	$20,000

None of the above expenses of issuance and distribution will be borne by the selling shareholders.

Recent Sales of Unregistered Securities

As of December 7 , 2004 we have sold 5,977,500 shares of unregistered securities. All of these 5,977,500 shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933 and were sold to Canadian residents. The exemption from registration for all unregistered securities sold is from Reg. § 230.902(h) where an offer or sale of securities was made in an "offshore transaction" since the offer is not made to a person in the United States; and at the time the order was originated, the buyer was outside the United States. Additionally, there has been one share transfer from our President to our Vice President.

The shares include the following:

  During September 2003, we sold 2,250,000 shares of our common stock to our president and to 1 non-affiliate Canadian resident for proceeds of $2,250; and

  During October 2003, we sold 3,000,000 shares of our common stock to 13 non-affiliate Canadian residents for proceeds of $3,000; and

  During October 2003, we sold 110,000 shares of common stock to 2 non-affiliate Canadian residents for proceeds of $11,000; and

  On October 20, 2003 we issued 250,000 shares of our common stock to 1 non-affiliate Canadian resident valued at $0.10 per share under a service agreement entered into with LA Embroidery. The shares issued for non-cash consideration were valued based on the fair market value of the common stock on the measurement date for the transaction; and

  During November 2003, we sold 70,000 shares of our common stock to 7 non-affiliate Canadian residents for proceeds of $7,000.

  On September 20, 2004 we converted a debt of $9,500 owed to our sole director, Mr. Biggar to equity at a price of $0.20 per share. This resulted in 47,500 shares of our common stock being issued to Mr. Biggar.

  On October 11, 2004, Mr. Biggar transferred 250,000 shares of our common stock held by him to Mr. Randall. Mr. Randall did not pay Mr. Biggar any compensation for these shares. Both Mr. Biggar and Mr. Randall are Canadian residents and retain only Canadian citizenship.

  During November 2004 we sold 250,000 shares of our common stock to 10 non-affiliate Canadian residents for proceeds of $50,000.

With respect to each of the above offerings completed pursuant to Regulation S of the Securities Act, each purchaser represented to us that he or she was a non-U.S. person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his or her intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to the stock certificates issued to each purchaser in accordance with Regulation S.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation*
3.2	By-Laws*
4.1	Instrument Defining the Rights of Security Holders*
5.1	Opinion and consent of Lawyer Joseph I. Emas
10.1	Service Agreement with LA Embroidery Inc.
10.2	Escrow Agreement**
23.1	Consent of Independent Auditor

* Incorporated by reference from filing on March 5, 2004.
** Incorporated by reference from filing on June 15, 2004

Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b) Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) 230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  c) Include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under that Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue. In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on December 7 , 2004.

Tora Technologies Inc.

By:

/s/ Ralph Biggar

Ralph Biggar
Director, President, Principal Financial Officer and Principal Accounting Officer

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ralph Biggar, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE
/s/ Ralph Biggar Ralph Biggar	Director, President, Principal Financial Officer and Principal Accounting Officer	December 7 , 2004
/s/ Scott Randall Scott Randall	Director and Vice President	December 7 , 2004